AMENDED AND RESTATED ARTICLES OF INCORPORATION
                            OF SYGNET WIRELESS, INC.


                                   ARTICLE ONE
                             Name of the Corporation

         The name of the Corporation shall be Sygnet Wireless, Inc.


                                   ARTICLE TWO
                                    Location

         The place in Ohio where the Corporation's principal office is located is 6550 Seville Drive, Suite B, Canfield, Mahoning County, Ohio.


                                  ARTICLE THREE
                                     Purpose

         The purpose for which the Corporation is formed is to engage in any kind of business, trade, or other activity for which a corporation, for profit, may be lawfully organized under the corporation laws of the State of Ohio.


                                  ARTICLE FOUR
                           Structure of Capital Stock

         A. Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000 shares. The classes and the aggregate number of shares of stock of each type which the Corporation shall have authority to issue are as follows:

            60,000,000 shares of Class A Common Stock, par value one cent (1 cent) (the "Class A Common Stock"); and

            10,000,000 shares of Class B Common Stock, par value one cent (1 cent) (the "Class B Common Stock"); and

            10,000,000 shares of Voting Preferred Stock, par value one cent (1 cent) (the "Voting Preferred Stock"); and

            5,000,000 shares of Nonvoting Preferred Stock, par value one cent (1 cent) (the "Nonvoting Preferred Stock").
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         B. Powers and Rights of the Class A Common Stock and the Class B Common
Stock.

            1. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the Holders of the outstanding shares of Class B Common Stock shall vote (together with the holders of any outstanding shares of Preferred Stock entitled to vote with the Class A Common Stock and the Class B Common Stock) without regard to class, and every holder of the outstanding shares of Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Class A Common Stock held in his name, and every holder of any outstanding shares of Class B Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class B Common Stock held in his name.

            In addition to any other votes as may be required by law, the Class A Common Stock, voting separately as a class, will be required to approve (i) the authorization of any new class of capital stock which is entitled to more than one vote per share, (ii) any increase in the votes per share of Class B Common Stock or the number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible, or (iii) any proposed Amendment to these Amended Articles of Incorporation that would adversely affect the dividends on shares of Class A Common Stock or the voting rights of the Class A Common Stock.

            2. Dividends and Distributions.

               a. Cash Dividends. Cash dividends shall be payable to holders of Class A Common Stock and Class B Common Stock only as and when declared by the Board of Directors. The Board of Directors shall not declare any cash dividends on shares of either Class A or Class B Common Stock unless it also declares at the same time (and payable on the same date as the payment date for such dividends) a cash dividend on shares of the other Class of Common Stock in an amount per share that is equal to the amount of such dividends.

               b. Other Dividends and Distributions. Each Share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to dividends and distributions, when and as declared in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions payable in stock of the Corporation, other than the Preferred Stock, including distributions pursuant to stock split-ups or divisions, which occur after the date shares of Class B Common Stock are first issued by the Corporation, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

            3. Other Rights. Except as otherwise required by the General Corporation Law of the State of Ohio and as otherwise provided in these Amended Articles of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

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            4. Issuance of the Class A Common Stock and the Class B Common
Stock.

               a. Initial Issuance. The Board of Directors may authorize by resolution the manner in which shares of Class A Common Stock shall initially be issued and may set such terms and conditions as it deems appropriate or advisable with respect thereto, without any vote or other actions by the stockholders, except as otherwise required by law and by these Amended Articles. The initial issuance of Class B Common Stock was governed by the Agreement and Plan of Recapitalization which established these Amended Articles.

               b. Subsequent Issuance. Following the initial issuance, the Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock herein authorized in accordance with the terms and conditions set forth in this Amended Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, and for such consideration, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. At any time shares of Class B Common Stock are outstanding, the Board of Directors may issue shares of Class A Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of Class A Common Stock only to the then holders of the outstanding shares of Class A Common Stock and in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of Class B Common Stock.

               Following initial issuance, the Board of Directors may issue shares of Class B Common Stock only in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of Class B Common Stock and only to the then holders of the outstanding shares of Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of Class A Common Stock.

            5. Conversion of the Class B Common Stock. Each share of Class B Common Stock (1) may at any time be converted into one fully paid and non-assessable share of Class A Common Stock at the election of the holder thereof and (2) shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon its transfer to a person or entity that is not one of the following persons or a descendant of one of the following persons (or a trust for the benefit or partially for the benefit of one or more of them): Warren P. Williamson, Jr.; Ray S. Tittle, Jr.; E.P. Boyle, Y.T. Chiu; A.D. MacDonell, Jr.; John W. MacDonell; Alex Shashaty; Albert H. Pharis, Jr.; Maureen P. Gibbs; Paul J. Thomas; or John Boydston. The conversion of a share of Class B Common Stock into Class A Common Stock is irreversible and irrevocable. Under no circumstances shall a share of Class A Common Stock ever be converted into a share of Class B Common Stock.

            Any holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate or certificates representing each share of Class B Common Stock to be converted to the agent for the registration of transfer of shares of Class B Common Stock (the "Transfer Agent"), at its office, or to the Corporation, at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Transfer Agent or by the Corporation) by instruments of transfer, in form satisfactory to the Transfer Agent and to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for shares of

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Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates is or are to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Transfer Agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the Transfer Agent or of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of Class B Common Stock and the payment of any tax as hereinbefore provided, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to, or upon the written order of, the holder of such certificate of certificates, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates representing shares of Class B Common Stock (if on such date as the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock is or are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time and shall have any may exercise all the rights and powers appertaining thereto.

            No adjustments in respect of past cash dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if any shares of Class B Common Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of Class A Common Stock and Class B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or other distribution payable to holders of Class A Common Stock.

            If any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list shares of Class A Common Stock required to be delivered upon conversion, prior to such delivery, upon any national securities exchange or national market system on which the outstanding shares of Class A Common Stock may be listed at the time of such delivery. All shares of Class A Common Stock which may be issued upon conversion of shares of Class B Common Stock will, upon issue, be fully paid and nonassessable.

         C. Preferred Stock. The Board of Directors is authorized, in its sole discretion, subject only to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of Voting Preferred Stock and Nonvoting Preferred Stock, in series; to establish the number of shares to be included in each such series; and to fix the designation, power, preferences, rights, qualifications, limitations, and restrictions pertaining to the Voting Preferred Stock and the Nonvoting Preferred Stock, or any series thereof.

         With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Voting Preferred Stock shall vote (together with the holders of any outstanding shares of Class A Common Stock and Class B Common Stock) without regard to class, and every holder of the outstanding shares of

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Voting Preferred Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Voting Preferred Stock held in his name. The holders of any outstanding shares of Nonvoting Preferred Stock shall have no voting rights whatsoever, except as may be required by law, in which case every holder of Nonvoting Preferred Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Nonvoting Preferred Stock held in his name.

         The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Amended Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

         D. Authority of Board of Directors Regarding Issuance of Securities. The Board of Directors of the Corporation, subject to the limitations contained in Paragraph B of this Article Four, and the limitations, if any, imposed by the holders of Preferred Stock, shall have authority to authorize the issuance from time to time without any vote or other action by the stockholders, of all or any shares of the stock of the Corporation of any class now or hereafter authorized, part paid receipts or allotment certificates in respect of any such shares and any securities convertible into or exchangeable for any such shares (whether such shares, receipts, certificates or securities be unissued, or issued and thereafter acquired by the Corporation, unless in the case of acquired or redeemed shares, the Corporation is required to retire the same), in each case to such corporations, associations, partnerships, individuals or others, for such consideration and on such terms as the Board of Directors from time to time in its discretion lawfully may determine, without offering the same or any part thereof to holders of any stock of the Corporation of any class now or hereafter authorized. In the discretion of the Board of Directors any such shares, receipts, certificates or securities which the Board of Directors shall have authority to issue, may be offered from time to time to the holders of any class or classes of stock (or of any one or more series thereof) to the exclusion of the holders of any or all other classes of stock (or series thereof) at the time outstanding.

         E. Rights or Options to Securities. The Corporation, subject to the limitations contained in Paragraph B of this Article Four and the limitations, if any, imposed by the holders of Preferred Stock, upon vote of the Board of Directors, without any vote or consent of the stockholders of any class or classes, from time to time may grant rights or options to subscribe for, purchase or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any bonds or other obligation of the Corporation. Such rights or options (a) may relate to such amounts of any class or classes of such securities, may be exercisable within such periods, or without limit as to time, at such price or prices and otherwise upon such terms and conditions and may confer such rights and privileges; (b) may be granted for such consideration and on such terms and conditions as to such corporations, associations, partnerships, individuals, or others, or to the bearers or registered holders of such warrants or other instruments evidencing such rights or options (without offering the same or any part thereof to the holders of any stock of the Corporation of any class now or hereafter authorized); and (c) may be granted separately or in connection with the issuance of any bonds, debentures, notes or other evidences of indebtedness or shares of stock of the Corporation of any class now or hereafter authorized, or otherwise, all as the Board of Directors may determine. In the discretion of the Board of Directors, any such rights or options that the Board of Directors shall have the authority to issue may be granted from time to time to the holders of any class or classes of stock (or of any one or more series thereof) to the exclusion of the holders of any or all other classes of stock (or series thereof) at the time

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outstanding. Nothing in this Paragraph E shall be deemed to authorize the issuance of shares of capital stock of the Corporation of any class having a par value for a consideration less than the par value thereof.

         F. Closing Transfer Books; Records Dates. Nothing contained in this Article Four shall prejudice any power that the Board of Directors may otherwise have to close the stock transfer books of the Corporation or prejudice any right that the Corporation may otherwise have to fix in its Code of Regulations, or provide in its Code of Regulations that the Board of Directors shall be authorized to fix, record dates for the determination of stockholders entitled to notice of, and to vote at, meetings of stockholders or any adjournment thereof, are entitled to receive dividends, or to any allotment of rights, or to exercise rights in respect of any change, conversion or exchange of capital stock, or to give a consent for any purpose, and to provide that in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

         G. Descriptive Headings. The descriptive headings of the several Paragraphs of this Article Four are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         H. Series A Senior Cumulative Nonvoting Preferred Stock. Of the 5,000,000 shares of Nonvoting Preferred Stock, par value $0.01 per share, authorized pursuant to Paragraph A hereof, 500,000 shall be designated Series A Senior Cumulative Nonvoting Preferred Stock, par value $0.01 per share, with the rights, preferences, privileges and restrictions set forth in this Paragraph H.

            (1) Definitions. For purposes of this Paragraph H the following definitions shall apply:

               "Adjusted Operating Cash Flow" shall mean as of the last day of each fiscal quarter, the Company's Operating Cash Flow for such fiscal quarter, minus actual marketing and selling expense for such fiscal quarter plus Average Marketing Expense as of the last day of such fiscal quarter, all determined in accordance with GAAP.

               "Annualized Adjusted Operating Cash Flow" shall mean as of the last day of each fiscal quarter, the Company's Adjusted Operating Cash Flow for the most recently completed two consecutive fiscal quarters, multiplied by two, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Annualized Adjusted Operating Cash Flow during the first two complete fiscal quarters immediately following the Issue Date, it shall be assumed that the Company's acquisition of certain assets of Horizon Cellular Telephone Company of Chautauqua, L.P. and affiliates occurred on January 1, 1996.

               "Applicable Rate" shall mean the annual rate at which dividends shall accrue on the Cumulative Preferred Stock during the periods set forth in
Section 2(b).

               "Average Marketing Expense" shall mean, as of the last day of each fiscal quarter, the Company's actual marketing and selling expense for the

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most recently completed four fiscal quarters, divided by four, determined on a consolidated basis in accordance with GAAP.

               "Board" shall mean the Board of Directors of the Company.

               "Business Day" shall mean a day on which banks and foreign exchange markets are open for the transaction of business in London and New York, as relevant to the determination to be made or action to be taken.

               "Capitalized Lease Obligations" shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

               "Change of Control" shall mean any transaction or occurrence (or series of transactions or occurrences) which results at any time in either (i) the shareholders of the Company, as reflected in the records of the Company on the Effective Date of the Credit Agreement, as the term Credit Agreement is used in the definition of Permitted Indebtedness, owning in the aggregate, whether directly or indirectly, less than the number of shares which entitles them to at least 51% of the votes entitled to be cast in an election of the Company's Board of Directors, on a fully diluted basis, or (ii) the Company owning in the aggregate, whether directly or indirectly, less than the number of shares which entitles it to at least 51% of the votes entitled to be cast in an election of the Board of Directors of any Subsidiary of the Company, on a fully-diluted basis. A Change of Control shall be deemed to occur as of the effective date of the first event, action or transaction leading to one of the results described above.

               "Common Stock" shall mean the Class A and Class B Common Stock of the Company.

               "Company" shall mean this Corporation.

               "Cumulative Preferred Stock" shall mean the Series A Senior Cumulative Nonvoting Preferred Stock of the Company.

               "Equity Security" shall mean any stock or similar security of the Company or any security (whether stock or indebtedness) convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security (whether stock or indebtedness) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

               "Event of Default" shall mean (i) a default in the payment of, or the acceleration of, any Indebtedness of the Company in excess of Five Million Dollars ($5,000,000), which default shall remain uncured for a period of more than ninety days; (ii) a Change of Control; (iii) the failure to redeem the Preferred Stock on the Payment Date for a Mandatory Redemption Event; and (iv) a breach of any restrictions and limitations set forth in Section 7 hereof.

               "GAAP" shall mean, as in effect from time to time, generally accepted accounting principles used in the United States, consistently applied.

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               "Indebtedness" of a person shall mean, without duplication: (a)
all liabilities and obligations, contingent or otherwise, of such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all obligations of such person under Interest Swap and Hedging Obligations;
(c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that are otherwise its legal liability or which are secured by any assets or property of such person (or in the case of the Company, of any of its Subsidiaries) and all obligations to purchase, redeem or acquire any capital stock of such person; (d) all preferred stock of such person's subsidiaries; and (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d) or this clause (e), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date.

               "Interest Expense" shall mean amounts actually paid by the Company or any of its Subsidiaries for interest on Indebtedness during the period in question, determined on a consolidated basis in accordance with GAAP.

               "Interest Swap and Hedging Obligations" shall mean any obligations of a person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of this Paragraph H, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such person thereunder or any such agreement provides for the simultaneous payment of amounts by and to such person, then, in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such person.

               "Issue Date" shall mean the date of the original issuance of shares of the Cumulative Preferred Stock.

               "Junior Stock" shall mean the Common Stock and all other shares of capital stock of the Company, whether presently outstanding or hereafter issued, other than the Cumulative Preferred Stock.

               "Lien" shall mean any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including, any conditional sale or

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other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

               "Mandatory Redemption Date" shall have the meaning ascribed thereto in Section 4(c) hereof.

               "Net Income" shall mean the Company's net income, after deducting all operating expenses, provisions for all taxes and all other proper deductions, all determined on a consolidated basis for the period in question in accordance with GAAP.

               "Operating Cash Flow" shall mean as of the last day of each fiscal quarter, the sum of the Company's Net Income, depreciation, amortization, other non-cash charges to Net Income and Interest Expense minus non-cash credits to the Company's Net Income, all determined for such fiscal quarter on a consolidated basis in accordance with GAAP.

               "Optional Redemption Date" shall have the meaning ascribed thereto in Section 4(b) hereof.

               "Payment Date" shall have the meaning ascribed thereto in Section 4(d) hereof.

               "Permitted Indebtedness" shall mean (i) the Credit Agreement dated on or about October 9, 1996 among Sygnet Communications, Inc., the Company's wholly owned Subsidiary, as the borrower, the financial institutions which are parties thereto as lenders, PNC Bank, National Association and Toronto Dominion (Texas), Inc. as managing agents and syndication agents, Toronto Dominion (Texas), Inc. as the administrative agent, and PNC Bank, National Association as the documentation agent and the collateral agent, together with all extensions, renewals, amendments, substitutions and replacements thereto (the "Credit Agreement"); (ii) the $110,000,000 principal amount of 11.5% Senior Notes due 2006 of the Company together with all extensions, renewals, amendments, substitutions and replacements thereto and (iii) such other Indebtedness as shall be permitted to be incurred by Sygnet Communications, Inc. and its affiliates pursuant to the Credit Agreement.

               "Put" shall have the meaning ascribed thereto in Section 5(a) hereof.

               "Put Payment Date" shall have the meaning ascribed thereto in
Section 5(b) hereof.

               "Redemption Price" shall have the meaning ascribed thereto in
Section 4(e) hereof.

               "Subsidiary" shall mean any corporation of which fifty (50%) percent or more of the Voting Stock, or any partnership of which 50% or more of outstanding partnership interests, is at any time owned by the Company, or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries of the Company.

               "Total Indebtedness" shall mean the outstanding principal amount of all the Company's Indebtedness.

               "Total Leverage Test" shall mean the ratio, as set forth in
Section 8 hereof, of (i) Total Indebtedness to (ii) Annualized Adjusted Operating Cash Flow.

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               "Voting Stock" shall mean any shares having general voting power in electing the board of directors of any person (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason or the happening of any contingency).

            2. Dividends.

               a. Right to Dividends. Dividends on each share of Cumulative Preferred Stock shall accumulate and accrue from the Issue Date and shall accrue from day to day thereafter, whether or not earned or declared, at the Applicable Rate on the stated amount of $100 per share, as set forth below, until paid. Dividends accruing pursuant to this Section 2(a) shall be payable quarterly in arrears and shall be payable by the delivery of additional shares of Cumulative Preferred Stock with a liquidation value equal to the amount of the dividend. Such dividends shall be cumulative so that, if all accrued dividends shall not have been paid, such accrued and unpaid dividends shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any Junior Stock.

               b. Applicable Rate. The dividend rate on shares of Cumulative Preferred Stock shall increase from time to time and shall be equal to the Applicable Rate as set forth below. The Applicable Rate for each period during which the Cumulative Preferred Stock is outstanding shall be as follows:

                  (i) for the period commencing on the Issue Date and ending on the first anniversary of the Issue Date, the Applicable Rate shall be 15% per annum;

                  (ii) for the period commencing on the day after the first anniversary of the Issue Date and ending on the second anniversary of the Issue Date, the Applicable Rate shall be 17% per annum;

                  (iii) for the period commencing on the day after the second anniversary of the Issue Date and ending on the third anniversary of the Issue Date, the Applicable Rate shall be 19% per annum;

                  (iv) commencing on the day after the third anniversary of the Issue Date and thereafter, the Applicable Rate shall be 21% per annum; and

                  (v) notwithstanding and in addition to the foregoing, if an Event of Default occurs or the Company fails to meet the Total Leverage Test, then until such time as all shares of Cumulative Preferred Stock shall be redeemed, the Applicable Rate shall be the sum of the otherwise Applicable Rate plus 5% per annum.

               c. Priority. Until such time as all current and accrued dividends on the Cumulative Preferred Stock for all periods from and after the Issue Date and the then current period shall have been paid (i) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Junior Stock, and (ii) no shares of Junior Stock shall be purchased, redeemed or acquired by the Company and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. So long as any shares of Cumulative Preferred Stock are outstanding, the Company shall not authorize

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or issue, or obligate itself to issue, any other Equity Security senior to or on a parity with the Cumulative Preferred Stock as to dividend or redemption rights, liquidation preferences or otherwise.

               3. Liquidation Rights of Cumulative Preferred Stock.

                  a. Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the then-outstanding shares of Cumulative Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Junior Stock, an amount equal to $100 per share plus an amount equal to the liquidation preference of all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the then-outstanding shares of Cumulative Preferred Stock with respect to such liquidation, dissolution or winding up, and no more. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the then-outstanding shares of Cumulative Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts to which they are entitled, then all of the assets of the Company shall be distributed ratably to the holders of the then-outstanding shares of Cumulative Preferred Stock on the basis of the number of shares of Cumulative Preferred Stock held by each such shareholder as compared to the aggregate number of then-outstanding shares of Cumulative Preferred Stock.

                  b. Remaining Assets. After the payment or distribution to the holders of the then-outstanding shares of Cumulative Preferred Stock of the full preferential amounts to which they are entitled, the holders of the then-outstanding shares of Junior Stock shall be entitled to receive ratably all assets of the Company which remain available for distribution.

               4. Redemption.

                  a. Restriction on Redemption and Purchase. Except as expressly provided in this Section 4, the Company shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Cumulative Preferred Stock.

                  b. Optional Redemption. At any time the Company may, at its option, redeem the Cumulative Preferred Stock, in whole or in part, at the Redemption Price hereinafter specified; provided, that the Company shall redeem shares of Cumulative Preferred Stock having an aggregate liquidation preference of at least One Million Dollars ($1,000,000) upon each Optional Redemption Date. The date on which any Cumulative Preferred Stock is to be redeemed pursuant to this Section 4(b) being referred to herein as an "Optional Redemption Date."

                  c. Mandatory Redemption. The Company shall redeem all outstanding shares of Cumulative Preferred Stock at the Redemption Price hereinafter specified upon the first to occur of the following events, the occurrence date thereof being referred to herein as the "Mandatory Redemption Date":

                     (i) the tenth anniversary of the Issue Date;

                     (ii) upon the occurrence of a Change of Control;

                     (iii) upon the completion of an initial public offering or private issuance of Equity Securities by the Company (other than an issuance of Equity Securities of the Company to employees or directors of the Company as compensation or management incentives) to the extent of the proceeds of such initial public offering or private issuance; or

                     (iv) upon the exercise of the Put by holders of 51% or more of the then-outstanding shares of Cumulative Preferred Stock.

                  d. Redemption Notice. The Company shall, not less than three
(3) Business Days prior to an Optional Redemption Date, give written notice to each holder of record of shares of Cumulative Preferred Stock that the Company has determined to exercise its optional redemption rights hereunder. This notice shall state the number of then-outstanding shares of Cumulative Preferred Stock to be redeemed, the Optional Redemption Date and Redemption Price, including the amount of dividends included in such price and the calculation thereof, the Payment Date and the time, place and manner in which the holder is to surrender to the Company the certificate or certificates representing the shares of Cumulative Preferred Stock to be redeemed. Upon the occurrence of one of the events described in Section 4(c) above, the Company shall provide prompt, but in no event more than two Business Days after the Mandatory Redemption Date, notice to the holders of the Cumulative Preferred Stock of the occurrence of such event and of the Mandatory Redemption Date. Such notice shall state the Redemption Price, including the amount of dividends included in such price and the calculation thereof, and the Payment Date, place and manner in which the holders are to surrender to the Company the certificates representing shares of Cumulative Preferred Stock to be redeemed. "Payment Date" shall mean the date set by the Company with respect to an optional redemption or on or prior to the fifth Business Day after the Mandatory Redemption Date (unless triggered by the exercise of the Put the Payment Date for which shall be established in accordance with Section 5 hereof), as the case may be, designated by the Company for payment of the Redemption Price.

                  e. Redemption Price. In all events, the Redemption Price of the Cumulative Preferred Stock (the "Redemption Price") shall be an amount per share equal to $100 plus the liquidation preference of all accrued and unpaid dividends thereon, whether or not declared, to and including the Payment Date.

                  f. Payment of Redemption Price and Surrender of Stock. On the Payment Date, the Redemption Price of the Cumulative Preferred Stock shall be paid to the holders of the Cumulative Preferred Stock. On or before the Payment Date, each holder of shares of Cumulative Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, duly endorsed, together with such other instruments as the Company may reasonably require to insure that such shares of Cumulative Preferred Stock are duly and validly transferred to the Company, free of all Liens, and on the Payment Date the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. Upon an optional redemption of less than all of the then-outstanding shares of Cumulative Preferred Stock, upon the surrender to the Company of a certificate or certificates representing shares of Cumulative Preferred Stock to be redeemed and payment by the Company of the Redemption Price, the Company shall issue to the holder thereof a certificate representing any shares of Cumulative Preferred Stock not redeemed but represented by the certificate or certificates surrendered.

                  g. Insufficient Funds. If the funds of the Company legally available for redemption of Cumulative Preferred Stock on the Payment Date with respect to a Mandatory Redemption Date are insufficient to redeem all of the Cumulative Preferred Stock pursuant to Section 4(c) on such date, those funds that are so available will be used to redeem the maximum possible number of shares of the Cumulative Preferred Stock ratably among the holders thereof on the basis of the number of shares of Cumulative Preferred Stock held by each such shareholder. At the earliest time thereafter as additional funds of the Company are legally available for redemption of Cumulative Preferred Stock in the manner provided above, such funds will be immediately used to redeem the balance of the Cumulative Preferred Stock.

                  h. Deposit of Funds. Prior to a Payment Date, the Company shall deposit with any bank or trust company in the United States, rated by its principal regulator as adequately or well capitalized, as defined by bank regulatory authorities, or, if no such standard is applicable, having public debt outstanding with a rating of at least AA, a sum equal to the aggregate Redemption Price, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Payment Date, the Redemption Price to the respective holders of then-outstanding shares of Cumulative Preferred Stock upon the surrender of their share certificates. The deposit of the aggregate Redemption Price shall constitute full payment of the shares to their holders; provided, that, prior to such deposit, the holders thereof shall continue to be considered shareholders with respect to such shares and shall have all rights with respect thereto. Any monies so deposited and unclaimed at the end of six months from the Payment Date shall be released or repaid to the Company, after which the holders of shares of Cumulative Preferred Stock called for redemption shall be entitled to receive payment of the Redemption Price only from the Company.

                  5. Put Right.

                     a. At any time on or after the fourth anniversary of the Issue Date, each then holder of shares of Cumulative Preferred Stock shall have the right, but not the obligation, to cause the Company to repurchase all then-outstanding shares of Cumulative Preferred Stock (the "Put"). Due exercise of the Put by holders of 51% or more of the then-outstanding shares of Cumulative Preferred Stock shall be deemed a Mandatory Redemption Event pursuant to Section 4 hereof and the Company shall purchase all then-outstanding shares of Cumulative Preferred Stock for the Redemption Price. A holder may exercise the Put by providing written notice of such holder's desire to exercise the Put to the Company. If a holder exercises the Put, the Company shall provide notice of such exercise to all other holders of record of shares of Cumulative Preferred Stock stating that the Put has been exercised and giving all other holders the right to participate therein. Upon exercise of the Put by holders of at least 51% of the then-outstanding Cumulative Preferred Stock, the Company shall provide notice to all holders of record of shares of Cumulative Preferred Stock that such exercise constitutes a Mandatory Redemption Event in accordance with the procedures set forth in Section 4(d) hereof.

                     b. Within ninety (90) days after the Company receives the notice of exercise of a Put right (the "Put Payment Date"), and upon surrender of each holder's shares of Cumulative Preferred Stock, the Company shall pay to each surrendering holder an amount in cash or other immediately available funds equal to the Redemption Price multiplied by the number of shares of Cumulative Preferred Stock that have been surrendered by such holder.

                  6. Right to Select Directors. Except as is provided herein or otherwise required by law, the voting power of the Company shall be vested in the holders of the shares of Class A and Class B Common Stock and such other series of Voting Preferred Stock as are from time to time designated and the holders of the shares of Cumulative Preferred Stock shall have no voting power, but shall have the right to attend and participate in every meeting of shareholders of the Company and shall be entitled to advance written notice of every meeting of shareholders of the Company. At any time after the first anniversary of the Issue Date each holder of shares of Cumulative Preferred Stock shall have advance written notice of, and have the right to attend, all meetings of the Board of Directors of the Company. At any time after the third anniversary of the Issue Date, the holders of Cumulative Preferred Stock shall have the right to designate directors constituting 15% of the total number of then- members of the Board of Directors of the Company (rounded up to the nearest whole number of directors). The Company shall take such action as is necessary to increase the number of directors of the Company or to otherwise create vacancies on the Board to be filled by the holders of Cumulative Preferred Stock pursuant to this Section 6. Such directors shall be designated by the affirmative vote of holders of a majority of the then-outstanding Cumulative Preferred Stock. Any directors so designated by the holders of Cumulative Preferred Stock may be removed or replaced only by a vote of the holders of then-outstanding shares of Cumulative Preferred Stock; provided that such directors may be removed for cause as otherwise provided by these Articles of Incorporation or applicable law.

                  7. Restrictions and Limitations. So long as any shares of Cumulative Preferred Stock remain outstanding, the Company shall not, directly or indirectly, without the written consent of all the holders of the then-outstanding shares of Cumulative Preferred Stock:

                     a. Until the Cumulative Preferred Stock is redeemed in full pursuant to Section 4 hereof or the holders thereof receive payment upon liquidation, dissolution or winding up of the Company pursuant to Section 3 hereof, purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any Junior Stock or any warrant, option or right to purchase any Junior Stock; provided, that, such restriction shall not apply to the purchase of Junior Stock or any warrant, option or right to purchase Junior Stock from an employee or director of the Company upon termination of his or her employment or service in accordance with the terms of any employment agreement or employee benefit or incentive plan maintained by the Company;

                     b. Until the Cumulative Preferred Stock is redeemed in full pursuant to Section 4 hereof or the holders thereof receive payment upon the liquidation, dissolution or winding up of the Company pursuant to Section 3 hereof, declare or pay any dividends on or declare or make any other distribution, direct or indirect, (other than a dividend payable solely in shares of Common Stock) on account of the Junior Stock or set apart any sum for any such purpose;

                     c. Amend its Amended and Restated Articles of Incorporation or amend or repeal its bylaws in any manner that would significantly and adversely affect the rights or preferences of the Cumulative Preferred Stock;

                     d. Take any action which would result in taxation of the holders of the Cumulative Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (the "Code") (or any comparable provision of the Code as hereafter from time to time amended);

                     e. Dissolve the Company; or

                     f. Enter into any Indebtedness, or permit any of its Subsidiaries to enter into any Indebtedness, other than Permitted Indebtedness.

                  8. Total Leverage Test. As of the end of any calendar quarter, the Company shall not permit the application of the Total Leverage Test to exceed 12:1.

                  9. No Reissuance of Cumulative Preferred Stock. So long as any shares of Cumulative Preferred Stock remain outstanding, no share of Cumulative Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.


                                  ARTICLE FIVE
                                Preemptive Rights

         No holder of shares of any type of capital stock of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any type, whether those shares of that type be now or later authorized.


                                   ARTICLE SIX
                                Cumulative Voting

         No holder of shares of any type of capital stock of the Corporation shall have any cumulative voting rights whatsoever.


                                  ARTICLE SEVEN
                       Working Capital and Treasury Stock

         The Board of Directors is hereby authorized to fix and determine and to vary the amount of working capital of the Corporation, to determine whether any and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders; and, without any action by the shareholders, to use and supply such surplus, or any part thereof, at any time or from time to time in the purchase or acquisition of shares of any type or class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the Corporation, or other securities of the Corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

                                  ARTICLE EIGHT
                                 Stated Capital

         Each authorized and outstanding share of Class A Common Stock and Class B Common Stock shall have a stated value of one cent (14) per share and each authorized and outstanding share of Voting Preferred Stock and Nonvoting Preferred Stock shall have a stated value of one cent (14) per share, resulting in a current stated value of $61,706.25.


                                  ARTICLE NINE
                    Classification of the Board of Directors

         The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of not less than nine (9) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1997 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1998 annual meeting of stockholders, the term of office of the second class to expire at the 1999 annual meeting of stockholder, and the term of office of the third class to expire at the 2000 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.


                                   ARTICLE TEN
                              Removal of Directors

         Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all shares of the Corporation entitled to vote for the election of directors; each share of Class A Common Stock being entitled to one vote per share, each share of Class B Common Stock being entitled to ten votes per share, and each share of Voting Preferred Stock being entitled to one vote per share.


                                 ARTICLE ELEVEN
                       Vacancies in the Board of Directors

         The newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

                                 ARTICLE TWELVE
                      Indemnification of Directors, et al.

         (1) The Corporation shall indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) The Corporation shall indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit, by or in the right of the Corporation to procure a judgment in its favor (also known as shareholder derivative actions), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:

            (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit is brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

            (b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, relating to unlawful loans, dividends or distributions.

         (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (1) of (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with this action, suit, or proceeding.

         (4) Any indemnification under division (1) or (2) of this section, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (1) or (2) of this section. Such determination shall be made as follows:

            (a) By a majority vote of the quorum consisting of directors of the Corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (1) or (2) of this section;

            (b) If the quorum described in division (4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years;

            (c) By the shareholders;

            (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (1) or (2) of this section was brought.

         Any determination made by the disinterested directors under division
(4)(a) or by independent legal counsel under division (4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the Corporation under division (2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

         (5)(a) Unless at the time of the director's act or omission that is the subject of an action, suit, or proceeding referred to in division (1) or (2) of this section, the only liability asserted against a director in an action, suit, or proceeding referred to in division (1) or (2) of this section is pursuant to
Section 1701.95 of the Ohio Revised Code (which relates to unlawful loans, dividends or distributions), expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

               (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation;

               (ii) Reasonably cooperate with the Corporation concerning the action, suit, or proceeding.

            (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (1) or (2) of this section, shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the Corporation.


                                ARTICLE THIRTEEN
                      Special Meetings of the Shareholders

         Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than seven (7) nor more than sixty (60) days written notice.


                                ARTICLE FOURTEEN
                               Stockholder Action

         Action shall be taken by the stockholders of the Corporation only at annual or special meetings of stockholders. Stockholders may not act by written consent.


                                 ARTICLE FIFTEEN
                            Amendment and Termination

         These Articles may be amended only by the affirmative vote of a majority of the total votes of Class A and Class B shares combined (together with the holders of any outstanding shares of Preferred Stock entitled to vote with the Class A Common Stock and the Class B Common Stock); each Class A share being entitled to one vote per share, each Class B share being entitled to ten votes per share, and each Voting Preferred share being entitled to one vote per share.


                                 ARTICLE SIXTEEN
                            Supersede Prior Articles

         These Articles take the place of and supersede the existing Articles of Incorporation as heretofore amended.

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